Exhibit 99.2
PART I — FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS
As further discussed in Note 18 to the consolidated financial statements, The GEO Group, Inc.’s (the “Company”) consolidated financial statements have been modified to add Note 18 to the consolidated financial statements. In connection with the anticipated registration with the Securities and Exchange Commission (the “SEC”) of the 7 3/4% Senior Notes due 2017 (the “Exchange Notes”) to be issued by The Company in exchange for the Company’s outstanding 7 3/4% Senior Notes due 2017 (the “Original Notes” and together with the Exchange Notes, the “Notes”), this additional note to the Company’s consolidated financial statements provides condensed consolidating financial information in accordance with Rule 3-10(d) of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”) as the Notes are fully and unconditionally guaranteed, jointly and severally, by the Company and certain of its wholly-owned domestic subsidiaries. The financial information contained in Note 17 does not reflect events occurring after November 3, 2009, the date of the filing of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2009 (the “Quarterly Report”) and does not modify or update those disclosures that may have been affected by subsequent events. For a discussion of events and developments subsequent to the filing date of the Quarterly Report, please refer to the reports and other information the Company has filed with the SEC since that date.

THE GEO GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THIRTEEN AND THIRTY-NINE WEEKS ENDED
SEPTEMBER 27, 2009 AND SEPTEMBER 28, 2008
(In thousands, except per share data)
(UNAUDITED)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008
Revenues	$294,865	$254,105	$830,305	$786,553
Operating expenses	234,408	199,252	655,592	628,274
Depreciation and amortization	9,616	9,329	29,062	27,523
General and administrative expenses	15,685	16,944	49,936	51,825

Operating income	35,156	28,580	95,715	78,931
Interest income	1,224	1,878	3,520	5,580
Interest expense	(6,533)	(7,309)	(20,498)	(21,667)

Income before income taxes, equity in earnings of affiliate and discontinued operations	29,847	23,149	78,737	62,844
Provision for income taxes	11,493	8,430	30,324	23,616
Equity in earnings of affiliate, net of income tax provision of $352, $276, $936 and $819	904	778	2,407	2,009

Income from continuing operations	19,258	15,497	50,820	41,237
Income (loss) from discontinued operations, net of tax provision (benefit) of $0, $348, $(216) and $875	—	362	(346)	1,228

Net income	$19,258	$15,859	$50,474	$42,465

Weighted-average common shares outstanding:
Basic	50,900	50,626	50,800	50,495

Diluted	51,950	51,803	51,847	51,820

Income per common share:
Basic:
Income from continuing operations	$0.38	$0.31	$1.00	$0.82
Income (loss) from discontinued operations	—	—	(0.01)	0.02

Net income per share-basic	$0.38	$0.31	$0.99	$0.84

Diluted:
Income from continuing operations	$0.37	$0.30	$0.98	$0.80
Income (loss) from discontinued operations	—	0.01	(0.01)	0.02

Net income per share-diluted	$0.37	$0.31	$0.97	$0.82

The accompanying notes are an integral part of these unaudited consolidated financial statements.

THE GEO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 27, 2009 AND DECEMBER 28, 2008
(In thousands, except share data)

	September 27, 2009	December 28, 2008
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$24,299	$31,655
Restricted cash	13,219	13,318
Accounts receivable, less allowance for doubtful accounts of $549 and $625	224,638	199,665
Deferred income tax asset, net	17,340	17,340
Other current assets	13,347	12,911
Current assets of discontinued operations	—	7,031

Total current assets	292,843	281,920

Restricted Cash	21,821	19,379
Property and Equipment, Net	969,218	878,616
Assets Held for Sale	4,348	4,348
Direct Finance Lease Receivable	36,822	31,195
Deferred Income Tax Assets, Net	4,417	4,417
Goodwill	22,339	22,202
Intangible Assets, Net	11,596	12,393
Other Non-Current Assets	37,688	33,942
Non-Current Assets of Discontinued Operations	—	209

	$1,401,092	$1,288,621

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$65,338	$56,143
Accrued payroll and related taxes	22,934	27,957
Accrued expenses	92,887	82,442
Current portion of capital lease obligations, long-term debt and non-recourse debt	19,186	17,925
Current liabilities of discontinued operations	—	1,459

Total current liabilities	200,345	185,926

Deferred Income Tax Liability	14	14
Other Non-Current Liabilities	33,155	28,876
Capital Lease Obligations	14,601	15,126
Long-Term Debt	408,579	378,448
Non-Recourse Debt	102,415	100,634
Commitments and Contingencies (Note 13)
Shareholders’ Equity
Preferred stock, $0.01 par value, 30,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value, 90,000,000 shares authorized, 67,430,178 and 67,197,775 issued and 51,355,178 and 51,122,775 outstanding	514	511
Additional paid-in capital	347,895	344,175
Retained earnings	350,447	299,973
Accumulated other comprehensive income (loss)	1,381	(7,275)
Treasury stock 16,075,000 shares, at cost, at September 27, 2009 and December 28, 2008	(58,888)	(58,888)

Total shareholders’ equity attributable to The GEO Group, Inc.	641,349	578,496
Noncontrolling interest	634	1,101

Total shareholders’ equity	641,983	579,597

	$1,401,092	$1,288,621

The accompanying notes are an integral part of these unaudited consolidated financial statements.

THE GEO GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THIRTY-NINE WEEKS ENDED
SEPTEMBER 27, 2009 AND SEPTEMBER 28, 2008
(In thousands)
(UNAUDITED)

	Thirty-nine Weeks Ended
	September 27, 2009	September 28, 2008
Cash Flow from Operating Activities:
Net income	$50,474	$42,465
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	29,062	27,523
Amortization of debt issuance costs	3,307	2,043
Amortization of unearned stock-based compensation	2,652	2,198
Stock-based compensation expense	705	707
Provision for doubtful accounts	139	302
Equity in earnings of affiliates, net of tax	(2,407)	(2,009)
Income tax charge (benefit) of equity compensation	19	(713)
Changes in assets and liabilities:
Accounts receivable	(21,350)	(23,276)
Other current assets	137	2,594
Other assets	(339)	(717)
Accounts payable and accrued expenses	13,653	2,771
Accrued payroll and related taxes	(7,306)	(8,830)
Other liabilities	4,737	(569)

Net cash provided by operating activities of continuing operations	73,483	44,489
Net cash provided by operating activities of discontinued operations	5,818	4,745

Net cash provided by operating activities	79,301	49,234

Cash Flow from Investing Activities:
Decrease in restricted cash	(1,426)	(77)
Proceeds from sale of assets	—	1,035
Capital expenditures	(113,714)	(98,757)

Net cash used in investing activities of continuing operations	(115,140)	(97,799)
Net cash used in investing activities of discontinued operations	—	—

Net cash used in investing activities	(115,140)	(97,799)

Cash Flow from Financing Activities:
Payments on debt	(18,486)	(92,846)
Termination of interest rate swap agreements	1,719	—
Proceeds from the exercise of stock options	383	491
Income tax (charge) benefit of equity compensation	(19)	713
Proceeds from long-term debt	41,000	124,000
Debt issuance costs	(358)	(1,046)

Net cash provided by financing activities	24,239	31,312
Effect of Exchange Rate Changes on Cash and Cash Equivalents	4,244	(537)

Net Increase in Cash and Cash Equivalents	(7,356)	(17,790)
Cash and Cash Equivalents, beginning of period	31,655	44,403

Cash and Cash Equivalents, end of period	$24,299	$26,613

Supplemental Disclosures:
Non-cash Investing and Financing activities:
Capital expenditures in accounts payable and accrued expenses	$20,362	$12,949

The accompanying notes are an integral part of these unaudited consolidated financial statements.

THE GEO GROUP, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
1. BASIS OF PRESENTATION
The unaudited consolidated financial statements of The GEO Group, Inc., a Florida corporation (the “Company”, or “GEO”), included in this Quarterly Report on Form 10-Q have been prepared in accordance with accounting principles generally accepted in the United States and the instructions to Form 10-Q and consequently do not include all disclosures required by Form 10-K. Additional information may be obtained by referring to the Company’s Annual Report on Form 10-K for the year ended December 28, 2008. In the opinion of management, all adjustments (consisting only of normal recurring items) necessary for a fair presentation of the financial information for the interim periods reported in this Quarterly Report on Form 10-Q have been made. Results of operations for the thirty-nine weeks ended September 27, 2009 are not necessarily indicative of the results for the entire fiscal year ending January 3, 2010.
The accounting policies followed for quarterly financial reporting are the same as those disclosed in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 18, 2009 for the fiscal year ended December 28, 2008.
Certain prior period amounts related to discontinued operations (Note 5) and noncontrolling interest (Note 11) have been reclassified to conform to the current period presentation.
In June 2009, the FASB issued FAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“FAS No. 168”) to establish the FASB Accounting Standards Codification (“FASB ASC”) as the source of authoritative non-Securities and Exchange Commission (the FASB ASC does not supersede Securities and Exchange Commission rules or regulations) accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”). In addition to establishing the FASB ASC, FAS No. 168 also modifies the GAAP hierarchy to include only two levels of GAAP: authoritative and non-authoritative. FAS No. 168 became effective for companies in periods ending after September 15, 2009 and will continue to be authoritative until integrated into the FASB ASC. The Company adopted FAS No. 168 in its fiscal period ending September 27, 2009, as set forth in the transition guidance found in the FASB ASC Generally Accepted Accounting Principles. As FAS No. 168 was not intended to change or alter existing GAAP, it had no impact upon the Company’s financial condition, results of operations and cash flows. In all filings prior to this Quarterly Report on Form 10-Q, the Company made certain references to prior authoritative standards issued by the FASB using pre-Codification references. As a result of the adoption of FAS No. 168, the references in the Company’s Notes to Unaudited Consolidated Financial Statements have been updated in this Quarterly Report on Form 10-Q to reflect the appropriate topical references to the FASB ASC.
2. BUSINESS ACQUISITION
On August 31, 2009, the Company announced that its mental health subsidiary, GEO Care, Inc. (“GEO Care”), signed a definitive agreement to acquire Just Care, Inc. (“Just Care”), a provider of detention healthcare focusing on the delivery of medical and mental health services. Just Care manages the 354-bed Columbia Regional Care Center (the “Facility”) located in Columbia, South Carolina. The Facility houses medical and mental health residents for the State of South Carolina and the State of Georgia as well as special needs detainees under custody of the U.S. Marshals Service and U.S. Immigration and Customs Enforcement. The Facility is operated by Just Care under a long-term lease with the State of South Carolina. The Company paid $40.0 million, consistent with the terms of the merger agreement, at closing on September 30, 2009.

3. EARNINGS PER SHARE
Basic earnings per share is computed by dividing the income from continuing operations available to common shareholders by the weighted average number of outstanding shares of common stock. The calculation of diluted earnings per share is similar to that of basic earnings per share, except that the denominator includes dilutive common stock equivalents such as stock options and shares of restricted stock. Basic and diluted earnings per share (“EPS”) were calculated for the thirteen and thirty-nine weeks ended September 27, 2009 and September 28, 2008 as follows (in thousands, except per share data):

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008
Income from continuing operations	$19,258	$15,497	$50,820	$41,237
Basic earnings per share:
Weighted average shares outstanding	50,900	50,626	50,800	50,495

Per share amount	$0.38	$0.31	$1.00	$0.82

Diluted earnings per share:
Weighted average shares outstanding	50,900	50,626	50,800	50,495
Effect of dilutive securities:
Stock options and restricted stock	1,050	1,177	1,047	1,325

Weighted average shares assuming dilution	51,950	51,803	51,847	51,820

Per share amount	$0.37	$0.30	$0.98	$0.80

Thirteen Weeks
For the thirteen weeks ended September 27, 2009, 23,684 weighted average shares of stock underlying options and 8,668 weighted average shares of restricted stock were excluded from the computation of diluted EPS because the effect would be anti-dilutive.
For the thirteen weeks ended September 28, 2008, 404,448 weighted average shares of stock underlying options and no shares of restricted stock were excluded from the computation of diluted EPS because the effect would be anti-dilutive.
Thirty-nine Weeks
For the thirty-nine weeks ended September 27, 2009, 82,936 weighted average shares of stock underlying options and 10,075 of restricted stock were excluded from the computation of diluted EPS because the effect would be anti-dilutive.
For the thirty-nine weeks ended September 28, 2008, 375,015 weighted average shares of stock underlying options and no shares of restricted stock were excluded from the computation of diluted EPS because the effect would be anti-dilutive.
4. EQUITY INCENTIVE PLANS
The Company had awards outstanding under four equity compensation plans at September 27, 2009: The Wackenhut Corrections Corporation 1994 Stock Option Plan (the “1994 Plan”); the 1995 Non-Employee Director Stock Option Plan (the “1995 Plan”); the Wackenhut Corrections Corporation 1999 Stock Option Plan (the “1999 Plan”); and The GEO Group, Inc. 2006 Stock Incentive Plan (the “2006 Plan” and, together with the 1994 Plan, the 1995 Plan and the 1999 Plan, the “Company Plans”).
On April 29, 2009, the Company’s Board of Directors adopted and its shareholders approved several amendments to the 2006 Plan, including an amendment providing for the issuance of an additional 1,000,000 shares of the Company’s common stock which increased the total amount of shares of common stock issuable pursuant to awards granted under the plan to 2,400,000 and specifying that up to 1,083,000 of such total shares pursuant to awards granted under the plan may constitute awards other than stock options and stock appreciation rights, including shares of restricted stock. See “Restricted Stock” below for further discussion. On June 26, 2009, the Company’s Compensation Committee of the Board of Directors approved a grant of 163,000 restricted stock awards to certain employees. As of September 27, 2009, the Company had 960,044 shares of common stock available for issuance pursuant to future awards that may be granted under the plan of which up to 234,844 were available for the issuance of awards other than stock options.

A summary of the status of stock option awards issued and outstanding under the Company’s Plans as of September 27, 2009 is presented below.

		Wtd. Avg.	Wtd. Avg.	Aggregate
		Exercise	Remaining	Intrinsic
Fiscal Year	Shares	Price	Contractual Term	Value
	(in thousands)			(in thousands)
Options outstanding at December 28, 2008	2,808	$8.03	4.6	$29,751
Options granted	7	16.59
Options exercised	(97)	3.96
Options forfeited/canceled/expired	(44)	22.47

Options outstanding at September 27, 2009	2,674	$7.96	3.9	$31,251

Options exercisable at September 27, 2009	2,353	$6.50	3.3	$30,736

The Company uses a Black-Scholes option valuation model to estimate the fair value of each option awarded. For the thirteen and thirty-nine weeks ended September 27, 2009, the amount of stock-based compensation expense related to stock options was $0.2 million and $0.7 million, respectively. For the thirteen and thirty-nine weeks ended September 28, 2008, the amount of stock-based compensation expense related to stock options was $0.3 million and $0.7 million, respectively. The weighted average grant date fair value of options granted during the thirty-nine weeks ended September 27, 2009 was $5.77 per share. As of September 27, 2009, the Company had $1.6 million of unrecognized compensation costs related to non-vested stock option awards that are expected to be recognized over a weighted average period of 2.2 years.
Restricted Stock
A summary of restricted stock issued as of December 28, 2008 and changes during thirty-nine weeks ended September 27, 2009 follows:

		Wtd. Avg.
		Grant date
	Shares	Fair value
Restricted stock outstanding at December 28, 2008	425,684	$19.54
Granted	163,000	18.56
Vested	(176,597)	18.27
Forfeited/canceled	(27,487)	20.68

Restricted stock outstanding at September 27, 2009	384,600	$19.63

During the thirteen and thirty-nine weeks ended September 27, 2009, the Company recognized $0.8 million and $2.7 million, respectively, of compensation expense related to its outstanding shares of restricted stock. During the thirteen and thirty-nine weeks ended September 28, 2008, the Company recognized $0.8 million and $2.2 million, respectively, of compensation expense related to its outstanding shares of restricted stock. As of September 27, 2009, the Company had $6.0 million of unrecognized compensation expense that is expected to be recognized over a weighted average period of 2.5 years.
5. DISCONTINUED OPERATIONS
The termination of any of the Company’s management contracts by expiration or otherwise, may result in the classification of the operating results of such management contract, net of taxes, as a discontinued operation. In accordance with FASB ASC Presentation of Financial Statements, presentation as discontinued operations is appropriate so long as the financial results can be clearly identified, the operations and cash flows are completely eliminated from ongoing operations, and so long as the Company does not have any significant continuing involvement in the operations of the component after the disposal or termination transaction.
Historically, the Company has classified operations as discontinued in the period they are announced as normally all continuing cash flows cease within three to six months of that date. During the fiscal years 2009 and 2008, the Company discontinued operations at certain of its domestic and international subsidiaries. The results of operations, net of taxes, and the assets and liabilities of these operations, each as further described below, have been reflected in the accompanying consolidated financial statements as discontinued operations for the thirteen and thirty-nine weeks ended September 27, 2009 and September 28, 2008, respectively. Assets, primarily consisting of accounts receivable, and liabilities have been presented separately in the accompanying consolidated balance sheets for all periods presented.

U.S. corrections. On November 7, 2008, the Company announced its receipt of notice for the discontinuation of its contract with the State of Idaho, Department of Correction (“Idaho DOC”) for the housing of approximately 305 out-of-state inmates at the managed-only Bill Clayton Detention Center (the “Detention Center”) effective January 5, 2009. On August 29, 2008, the Company announced its discontinuation of its contract with Delaware County, Pennsylvania for the management of the county-owned 1,883-bed George W. Hill Correctional Facility effective December 31, 2008.
International services. On December 22, 2008, the Company announced the closure of its U.K.-based transportation division, Recruitment Solutions International (“RSI”). The Company purchased RSI, which provided transportation services to The Home Office Nationality and Immigration Directorate, for approximately $2 million in 2006. As a result of the termination of its transportation business in the United Kingdom, the Company wrote off assets of $2.6 million including goodwill of $2.3 million.
GEO Care. On June 16, 2008, the Company announced the discontinuation by mutual agreement of its contract with the State of New Mexico Department of Health for the management of the Fort Bayard Medical Center effective June 30, 2008.
The following are the revenues and income (loss) related to discontinued operations for the periods presented (in thousands):

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008
Revenues	$—	$11,312	$290	$36,259
Net income (loss)	$—	$362	$(346)	$1,228
Basic earnings per share	$0.00	$0.00	$(0.01)	$0.02
Diluted earnings per share	$0.00	$0.01	$(0.01)	$0.02
6. COMPREHENSIVE INCOME
The components of the Company’s comprehensive income, net of tax, are as follows (in thousands):

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008
Net income	$19,258	$15,859	$50,474	$42,465
Change in foreign currency translation, net of income tax expense (benefit) of $648, $(1,497), $2,318 and $(1,133), respectively	1,662	(2,779)	7,475	(2,104)
Pension liability adjustment, net of income tax expense of $28, $29, $86 and $86, respectively	44	44	132	132
Unrealized gain (loss) on derivative instruments, net of income tax expense (benefit) of $65, $(1,182), $577 and $(1,027), respectively	119	(1,781)	1,050	(1,527)

Comprehensive income	$21,083	$11,343	$59,131	$38,966

7. GOODWILL AND OTHER INTANGIBLE ASSETS, NET
Changes in the Company’s goodwill balances for the thirty-nine weeks ended September 27, 2009 were as follows (in thousands):

		Foreign
	Balance as of	Currency	Balance as of
	December 28, 2008	Translation	September 27, 2009
U.S. corrections	$21,692	$—	$21,692
International services	510	137	647

Total segments	$22,202	$137	$22,339

Intangible assets consisted of the following (in thousands):

	Useful Life	Balance as of
	in Years	September 27, 2009
U.S. corrections — facility management contracts	7-17	$14,450
International services — facility management contract	18	2,461
U.S. corrections — covenants not to compete	4	1,470

		$18,381
Less: accumulated amortization		(6,785)

Net book value of amortizable intangible assets		$11,596

Amortization expense was $0.3 million and $1.0 million for U.S. corrections facility management contracts for the thirteen and thirty-nine weeks ended September 27, 2009, respectively. Amortization expense was $0.3 million and $1.1 million for U.S. corrections facility management contracts for the thirteen and thirty-nine weeks ended September 28, 2008, respectively. Amortization expense was $0.1 million and $0.3 million for U.S. corrections covenants not to compete for the thirteen and thirty-nine weeks ended September 27, 2009, respectively. Amortization expense was $0.1 million and $0.3 million for U.S. corrections covenants not to compete for the thirteen and thirty-nine weeks ended September 28, 2008, respectively. Amortization is recognized on a straight-line basis over the estimated useful life of the intangible assets.
8. FAIR VALUE OF ASSETS AND LIABILITIES
The Company’s significant financial assets carried at fair value and measured on a recurring basis are measured and disclosed in accordance with FASB ASC Fair Value Measurements and Disclosures. The Company does not have any financial liabilities or nonfinancial assets and liabilities measured on a recurring or nonrecurring basis that are within the scope of FASB ASC Fair Value Measurements and Disclosures. The company considers the fair value hierarchy when prioritizing the inputs to valuation techniques used to measure the fair value of financial and nonfinancial assets and liabilities. The fair value hierarchy establishes three broad levels which distinguish between assumptions based on market data (observable inputs) and the Company’s assumptions (unobservable inputs). The level in the fair value hierarchy within which the respective fair value measurement falls is determined based on the lowest level input that is significant to the measurement in its entirety. Level 1 inputs are quoted market prices in active markets for identical assets or liabilities, Level 2 inputs are other than quotable market prices included in Level 1 that are observable for the asset or liability either directly or indirectly through corroboration with observable market data. Level 3 inputs are unobservable inputs for the assets or liabilities that reflect management’s own assumptions about the assumptions market participants would use in pricing the asset or liability.
Valuation technique-financial assets and liabilities:
The Company is required to measure its financial assets and liabilities at fair value on a recurring basis in accordance with FASB ASC Fair Value Measurements. Where available, the most accurate measure of fair value is obtained from quoted prices in active markets for identical assets and liabilities (Level 1). If quoted prices in active markets for identical assets and liabilities are not available, the next most reliable measure of fair value can be obtained from quoted prices for similar assets and liabilities or from inputs that are observable either directly or indirectly (Level 2). The Company does not have any financial assets and liabilities which it carries and measures at fair value using Level 1 techniques. The Company investments included in the Company’s Level 2 fair value measurements consist of an interest rate swap held by our Australian subsidiary which falls within the scope of FASB ASC Derivatives and Hedging and is valued using a discounted cash flow model, and also an investment in Canadian dollar denominated fixed income securities. The Company does not have any Level 3 financial assets or liabilities upon which the value is based on unobservable inputs reflecting the Company’s assumptions.

The following table provides a summary of the Company’s significant financial assets (there are no such liabilities for any period presented) carried at fair value and measured on a recurring basis as of September 27, 2009 (in thousands):

		Fair Value Measurements at September 27, 2009
	Total Carrying	Quoted Prices in	Significant Other	Significant
	Value at September	Active Markets	Observable Inputs	Unobservable
	27, 2009	(Level 1)	(Level 2)	Inputs (Level 3)
Interest rate swap derivative assets	$1,831	$—	$1,831	$—
Investments other than derivatives	1,525	—	1,525	—

	$3,356	$—	$3,356	$—

9. FINANCIAL INSTRUMENTS
As required by FASB ASC Financial Instruments, beginning on December 29, 2008, the first day of the Company’s fiscal year beginning after November 15, 2008, the Company was required to provide expanded disclosures about the fair value of financial instruments not carried on its balance sheet at fair value. The following table presents the carrying values and fair values for the Company’s financial instruments, not discussed in Note 8, at September 27, 2009:

	September 27, 2009
	Carrying	Estimated
	Value	Fair Value
Assets:
Cash and cash equivalents	24,299	24,299
Restricted cash	35,040	35,040
Liabilities:
Borrowings under the Senior Credit Facility	262,875	250,220
Senior 8 1/4% Notes	150,000	154,500
Non-recourse debt	119,064	116,498
The fair values of the Company’s Cash and cash equivalents and Restricted cash approximate the carrying values of these assets at September 27, 2009. The fair values of publicly traded debt and other non-recourse debt are based on market prices, where available. The fair value of the non-recourse debt related to the Company’s Australian subsidiary is estimated using a discounted cash flow model based on current Australian borrowing rates for similar instruments. The fair value of the borrowings under the Senior Credit Facility is based on an estimate of trading value considering the company’s borrowing rate, the undrawn spread and similar trades.
10. VARIABLE INTEREST ENTITIES
The Company applies the guidance of FASB ASC Consolidation for all ventures deemed to be variable interest entities (“VIE”s). All other joint venture investments are accounted for under the equity method of accounting when the Company has a 20% to 50% ownership interest or exercises significant influence over the venture. If the Company’s interest exceeds 50% or in certain cases, if the Company exercises control over the venture, the results of the joint venture are consolidated herein.
The Company reviewed its 50% owned South African joint venture in South African Custodial Services Pty. Limited (“SACS”), a VIE, to determine if consolidation of the entity in its financial statements is appropriate. The Company has determined it is not the primary beneficiary of SACS since it does not absorb a majority of the entity’s losses nor does it receive a majority of the entity’s expected returns. Additionally, the Company does not have the ability to exercise significant influence over SACS. As such, this entity is not consolidated, but is accounted for as an equity affiliate. SACS was established in 2001, to design, finance and build the Kutama Sinthumule Correctional Center. Subsequently, SACS was awarded a 25 year contract to design, construct, manage and finance a facility in Louis Trichardt, South Africa. SACS, based on the terms of the contract with the government, was able to obtain long-term financing to build the prison. The financing is fully guaranteed by the government, except in the event of default, for which it provides an 80% guarantee. The Company’s maximum exposure for loss under this contract is limited to its investment in joint venture of $11.4 million at September 27, 2009 and its guarantees related to SACS as disclosed in Note 11. Separately, SACS entered into a long-term operating contract with South African Custodial Management (Pty) Limited (“SACM”) to provide security and other management services and with SACS’ joint venture partner to provide purchasing, programs and maintenance services upon completion of the construction phase, which concluded in February 2002. The Company’s maximum exposure for loss under this contract is $23.4 million, which represents the Company’s initial investment, undistributed earnings and the guarantees discussed in Note 12.

The Company reviewed its relationship with South Texas Local Development Corporation (“STLDC”) to determine if consolidation is appropriate. STLDC was created in order to finance construction for the development of a 1,904-bed facility in Frio County, Texas. STLDC issued $49.5 million in taxable revenue bonds and has an operating agreement with STLDC, the owner of the complex, which provides it with the sole and exclusive right to operate and manage the detention center. The operating agreement and bond indenture require the revenue from the contract be used to fund the periodic debt service requirements as they become due. The net revenues, if any, after various expenses such as trustee fees, property taxes and insurance premiums are distributed to the Company to cover operating expenses and management fees. The Company is responsible for the entire operations of the facility including all operating expenses and is required to pay all operating expenses whether or not there are sufficient revenues. STLDC has no liabilities resulting from its ownership. The bonds have a ten-year term and are non-recourse to the Company and STLDC. The bonds are fully insured and the sole source of payment for the bonds is the operating revenues of the center. At the end of the ten-year term of the bonds, title and ownership of the facility transfers from STLDC to the Company. The Company has determined that it is the primary beneficiary of STLDC and consolidates the entity as a result.
11. NONCONTROLLING INTEREST IN SUBSIDIARY
The Company includes the results of operations and financial position of South African Custodial Management Pty. Limited (“SACM” or the “joint venture”), its majority-owned subsidiary, in its consolidated financial statements in accordance with FASB ASC Consolidations. SACM was established in 2001 to operate correctional centers in South Africa. The joint venture currently provides security and other management services for the Kutama Sinthumule Correctional Center in the Republic of South Africa under a 25-year management contract which commenced in February 2002.
On October 29, 2008, the Company, along with one other joint venture partner, executed a Sale of Shares Agreement for the purchase of a portion of the remaining non-controlling shares of SACM which changed the Company’s share in the profits of the joint venture from 76.25% to 88.75%. All of the non-controlling shares of the third joint venture partner were allocated between the Company and the second joint venture partner on a pro rata basis based on their respective ownership percentages. There were no changes in the Company’s ownership percentage of the consolidated subsidiary during the thirty-nine weeks ended September 27, 2009.
12. LONG-TERM DEBT AND DERIVATIVE FINANCIAL INSTRUMENTS
The Senior Credit Facility
On August 26, 2008, the Company completed an amendment to its senior secured credit facility through the execution of Amendment No. 4 to the Amended and Restated Credit Agreement (“Amendment No. 4”) between the Company, as Borrower, certain of the Company’s subsidiaries, as Grantors, and BNP Paribas, as Lender and as Administrative Agent (collectively, the “Senior Credit Facility” or the “Credit Agreement”). Prior to October 15, 2009 (see Note 17), Amendment No. 4 to the Credit Agreement required the Company to maintain certain leverage ratios, as computed in accordance with the Credit Agreement at the end of each fiscal quarter for the immediately preceding four quarter-period. Amendment No. 4 to the Credit Agreement also added a new interest coverage ratio which required the Company to maintain a ratio of EBITDA (as such term is defined in the Credit Agreement) to Interest Expense (as such term is defined in the Credit Agreement) payable in cash of no less than 3.00 to 1.00, as computed at the end of each fiscal quarter for the immediately preceding four quarter-period. In addition, Amendment No. 4 amended the capital expenditure limits applicable to the Company under the Credit Agreement. The Company’s failure to comply with any of the covenants under its Senior Credit Facility could cause an event of default under such documents and result in an acceleration of all of outstanding senior secured indebtedness. The Company believes it was in compliance with all of the covenants of the Senior Credit Facility as of September 27, 2009.
As of September 27, 2009, the Senior Credit Facility consisted of a $365.0 million, seven-year term loan (“Term Loan B”), and a $240.0 million five-year revolver which was set to expire September 14, 2010 (the “Revolver”). The interest rate for the Term Loan B was LIBOR plus 1.50% (the weighted average rate on outstanding borrowings under the Term Loan portion of the facility as of September 27, 2009 was 1.85%). Up to October 15, 2009, the Revolver incurred interest at LIBOR plus 2.00% or at the base rate (prime rate) plus 1.00%. The weighted average interest rate on outstanding borrowings under the Senior Credit Facility was 2.07% as of September 27, 2009.

As of September 27, 2009, the Company had $155.9 million outstanding under the Term Loan B. The Company’s $240.0 million Revolver had $107.0 million outstanding in loans, $47.4 million outstanding in letters of credit and $85.6 million available for borrowings. The Company intends to use future borrowings from the Revolver for the purposes permitted under the Senior Credit Facility, including for general corporate purposes.
At September 27, 2009, the Company had the ability to increase its borrowing capacity under the Senior Credit facility by another $150.0 million subject to lender demand and market conditions. See subsequent events Note 17.
Senior 8 1/4% Notes
In July 2003, to facilitate the completion of the purchase of 12.0 million shares from Group 4 Falck, the Company’s former majority shareholder, the Company issued $150.0 million in aggregate principal amount, ten-year, 81/4% senior unsecured notes (the “Notes”). The Notes are general, unsecured, senior obligations. Interest is payable semi-annually on January 15 and July 15 at 81/4%. The Notes are governed by the terms of an indenture, dated July 9, 2003, between the Company and the Bank of New York, as trustee, (the “Indenture”). Additionally, after July 15, 2008, the Company may redeem all or a portion of the Notes plus accrued and unpaid interest at various redemption prices ranging from 100.000% to 104.125% of the principal amount to be redeemed, depending on when the redemption occurs (on October 5, 2009, the Company commenced a cash tender offer for any and all of its $150,000,000 aggregate principal amount of the Notes — see Note 17). The Indenture contains covenants that, among other things, limit the Company’s ability to incur additional indebtedness, pay dividends or distributions on its common stock, repurchase its common stock, and prepay subordinated indebtedness. The Indenture also limits the Company’s ability to issue preferred stock, make certain types of investments, merge or consolidate with another company, guarantee other indebtedness, create liens and transfer and sell assets. The Company’s failure to comply with certain of the covenants under the indenture governing the Notes could cause an event of default of any indebtedness and result in an acceleration of such indebtedness. In addition, there is a cross-default provision which becomes enforceable if default of other indebtedness is caused by failure to make payment when due at final maturity or if default of other indebtedness results in the acceleration of that indebtedness prior to its express maturity. The Company believes it was in compliance with all of the covenants of the Indenture governing the Notes as of September 27, 2009.
The Notes are reflected net of the original issue discount of $2.2 million as of September 27, 2009. Prior to the cash tender offer of any and all of the Notes, which commenced on October 5, 2009, the entire original issue discount was being amortized over the ten-year term of the Notes using the effective interest method. See subsequent events Note 17.
Non-Recourse Debt
South Texas Detention Complex:
The Company has a debt service requirement related to the development of the South Texas Detention Complex, a 1,904-bed detention complex in Frio County, Texas acquired in November 2005 from Correctional Services Corporation (“CSC”). CSC was awarded the contract in February 2004 by the Department of Homeland Security, U.S. Immigration and Customs Enforcement (“ICE”) for development and operation of the detention center. In order to finance its construction, South Texas Local Development Corporation (“STLDC”) was created and issued $49.5 million in taxable revenue bonds. These bonds mature in February 2016 and have fixed coupon rates between 4.11% and 5.07%. Additionally, the Company is owed $5.0 million of subordinated notes by STLDC which represents the principal amount of financing provided to STLDC by CSC for initial development.
The Company has an operating agreement with STLDC, the owner of the complex, which provides it with the sole and exclusive right to operate and manage the detention center. The operating agreement and bond indenture require the revenue from the contract with ICE be used to fund the periodic debt service requirements as they become due. The net revenues, if any, after various expenses such as trustee fees, property taxes and insurance premiums are distributed to the Company to cover operating expenses and management fees. The Company is responsible for the entire operation of the facility including all operating expenses and is required to pay all operating expenses whether or not there are sufficient revenues. STLDC has no liabilities resulting from its ownership. The bonds have a ten-year term and are non-recourse to the Company and STLDC. The bonds are fully insured and the sole source of payment for the bonds is the operating revenues of the center. At the end of the ten-year term of the bonds, title and ownership of the facility transfers from STLDC to the Company. The Company has determined that it is the primary beneficiary of STLDC and consolidates the entity as a result. The carrying value of the facility as of September 27, 2009 and December 28, 2008 was $27.4 million and $27.9 million, respectively and is included in property and equipment in the accompanying balance sheets.

On February 2, 2009, STLDC made a payment from its restricted cash account of $4.4 million for the current portion of its periodic debt service requirement in relation to the STLDC operating agreement and bond indenture. As of September 27, 2009, the remaining balance of the debt service requirement under the STDLC financing agreement is $36.7 million, of which $4.6 million is due within the next twelve months. Also, as of September 27, 2009, included in current restricted cash and non-current restricted cash is $6.2 million and $10.5 million, respectively, of funds held in trust with respect to the STLDC for debt service and other reserves.
Northwest Detention Center
On June 30, 2003, CSC arranged financing for the construction of the Northwest Detention Center in Tacoma, Washington, referred to as the Northwest Detention Center, which was completed and opened for operation in April 2004. The Company began to operate this facility following its acquisition in November 2005. In connection with the original financing, CSC of Tacoma LLC, a wholly owned subsidiary of CSC, issued a $57.0 million note payable to the Washington Economic Development Finance Authority, referred to as WEDFA, an instrumentality of the State of Washington, which issued revenue bonds and subsequently loaned the proceeds of the bond issuance back to CSC for the purposes of constructing the Northwest Detention Center. The bonds are non-recourse to the Company and the loan from WEDFA to CSC is non-recourse to the Company. These bonds mature in February 2014 and have fixed coupon rates between 3.20% and 4.10%.
The proceeds of the loan were disbursed into escrow accounts held in trust to be used to pay the issuance costs for the revenue bonds, to construct the Northwest Detention Center and to establish debt service and other reserves. No payments were made during the thirteen weeks ended September 27, 2009 in relation to the WEDFA bond indenture. As of September 27, 2009, the remaining balance of the debt service requirement is $37.3 million, of which $5.7 million is classified as current in the accompanying balance sheet.
As of September 27, 2009, included in current restricted cash and non-current restricted cash is $7.0 million and $7.0 million, respectively, of funds held in trust with respect to the Northwest Detention Center for debt service and other reserves.
Australia
The Company’s wholly-owned Australian subsidiary financed the development of a facility and subsequent expansion in 2003 with long-term debt obligations. These obligations are non-recourse to the Company and total $45.1 million and $38.1 million at September 27, 2009 and December 28, 2008, respectively. The term of the non-recourse debt is through 2017 and it bears interest at a variable rate quoted by certain Australian banks plus 140 basis points. Any obligations or liabilities of the subsidiary are matched by a similar or corresponding commitment from the government of the State of Victoria. As a condition of the loan, the Company is required to maintain a restricted cash balance of AUD 5.0 million, which, at September 27, 2009, was $4.3 million. This amount is included in restricted cash and the annual maturities of the future debt obligation is included in non-recourse debt.
Guarantees
In connection with the creation of South African Custodial Services Ltd., referred to as SACS, the Company entered into certain guarantees related to the financing, construction and operation of the prison. The Company guaranteed certain obligations of SACS under its debt agreements up to a maximum amount of 60.0 million South African Rand, or $8.1 million, to SACS’ senior lenders through the issuance of letters of credit. Additionally, SACS is required to fund a restricted account for the payment of certain costs in the event of contract termination. The Company has guaranteed the payment of 60% of amounts which may be payable by SACS into the restricted account and provided a standby letter of credit of 8.4 million South African Rand, or $1.1 million, as security for its guarantee. The Company’s obligations under this guarantee expire upon SACS’ release from its obligations in respect of the restricted account under its debt agreements. No amounts have been drawn against these letters of credit, which are included in the Company’s outstanding letters of credit under its Revolving Credit Facility.
The Company has agreed to provide a loan, of up to 20.0 million South African Rand, or $2.7 million, to SACS for the purpose of financing SACS’ obligations under its contract with the South African government. No amounts have been funded under this guarantee and the Company does not currently anticipate that such funding will be required by SACS in the future. The Company’s obligations relative to this guarantee expire upon SACS’s fulfillment of its contractual obligations.

The Company has also guaranteed certain obligations of SACS to the security trustee for SACS’ lenders. The Company secured its guarantee to the security trustee by ceding its rights to claims against SACS in respect of any loans or other finance agreements, and by pledging the Company’s shares in SACS. The Company’s liability under the guarantee is limited to the cession and pledge of shares. The guarantee expires upon expiration of the cession and pledge agreements.
In connection with a design, build, finance and maintenance contract for a facility in Canada, the Company guaranteed certain potential tax obligations of a not-for-profit entity. The potential estimated exposure of these obligations is Canadian Dollar (“CAD”) 2.5 million, or $2.3 million, commencing in 2017. The Company has a liability of $1.5 million and $1.3 million related to this exposure as of September 27, 2009 and December 28, 2008, respectively. To secure this guarantee, the Company has purchased Canadian dollar denominated securities with maturities matched to the estimated tax obligations in 2017 to 2021. The Company has recorded an asset and a liability equal to the current fair market value of those securities on its consolidated balance sheet. The Company does not currently operate or manage this facility.
At September 27, 2009, the Company also had six letters of guarantee outstanding under separate international facilities relating to performance guarantees of its Australian subsidiary totaling $6.4 million. The Company does not have any off balance sheet arrangements other than those disclosed above.
Derivatives
The Company’s primary objective in holding derivatives is to reduce the volatility of earnings and cash flows associated with changes in interest rates. The Company measures its derivative financial instruments at fair value in accordance with FASB ASC Derivatives and Hedging.
Effective September 18, 2003, the Company entered into two interest rate swap agreements in the aggregate notional amount of $50.0 million. The agreements effectively converted $50.0 million of the Company’s Senior 8 1/4% Notes into variable rate obligations. The Company designated these swaps as hedges against changes in the fair value of the designated portion of the Notes due to the change in the underlying interest rates. Accordingly, the changes in the fair value of these interest rate swaps were recorded in earnings along with related designated change in the value of the Notes. Each of the swaps had a termination clause that gave the lender the right to terminate the interest rate swap at fair market value if they were no longer a lender under the Credit Agreement. In addition to the termination clause, the interest rate swaps also contained call provisions which specified that the lender could elect to settle the swap for the call option price, as specified in the swap agreement. During the thirty-nine weeks ended September 27, 2009, both of the Company’s lenders elected to prepay their interest rate swap obligations to the Company with respect to the aggregate notional amount of $50.0 million at the call option price which equaled the fair value of the interest rate swaps on the respective call dates. Total net gain or loss recognized and recorded in earnings related to the fair value hedges was not significant for the thirteen and thirty-nine weeks ended September 27, 2009 or September 28, 2008. Prior to October 5, 2009, since the Company had not elected to call any portion of the Notes, the value of the call option was being amortized as a reduction of interest expense over the remaining term of the Notes. Subsequent to the thirty-nine weeks ended September 27, 2009, the Company commenced a cash tender offer for its $150.0 million aggregate principal amount of 8.25% Senior Notes due 2013. See Subsequent events Note 17.
The Company’s Australian subsidiary is a party to an interest rate swap agreement to fix the interest rate on the variable rate non-recourse debt to 9.7%. The Company has determined the swap, which has a notional amount of $50.9 million, payment and expiration dates, and call provisions that coincide with the terms of the non-recourse debt to be an effective cash flow hedge. Accordingly, the Company records the change in the value of the interest rate swap in accumulated other comprehensive income, net of applicable income taxes. Total net unrealized gain recognized in the periods and recorded in accumulated other comprehensive income, net of tax, related to these cash flow hedges was $0.1 million and $1.0 million for the thirteen and thirty-nine weeks ended September 27, 2009, respectively. Total net unrealized loss recognized in the periods and recorded in accumulated other comprehensive income, net of tax, related to these cash flow hedges was $(1.8) million and $(1.5) million for the thirteen and thirty-nine weeks ended September 28, 2008, respectively. The total value of the swap asset as of September 27, 2009 and December 28, 2008 was $1.8 million and $0.2 million, respectively, and is recorded as a component of other assets in the accompanying consolidated balance sheets. There was no material ineffectiveness of this interest rate swap for the fiscal periods presented. The Company does not expect to enter into any transactions during the next twelve months which would result in the reclassification into earnings or losses associated with this swap currently reported in accumulated other comprehensive income.

13. COMMITMENTS AND CONTINGENCIES
Litigation, Claims and Assessments
On September 15, 2006, a jury in an inmate wrongful death lawsuit in a Texas state court awarded a $47.5 million verdict against the Company. In October 2006, the verdict was entered as a judgment against the Company in the amount of $51.7 million. The lawsuit, captioned Gregorio de la Rosa, Sr., et al., v. Wackenhut Corrections Corporation, (cause no. 02-110) in the District Court, 404th Judicial District, Willacy County, Texas, is being administered under the insurance program established by The Wackenhut Corporation, the Company’s former parent company, in which the Company participated until October 2002. Policies secured by the Company under that program provide $55.0 million in aggregate annual coverage. In October 2009, this case was settled in an amount within the insurance coverage limits and the insurer will pay the full settlement amount.
In June 2004, the Company received notice of a third-party claim for property damage incurred during 2001 and 2002 at several detention facilities that its Australian subsidiary formerly operated. The claim (No. SC 656 of 2006 to be heard by the Supreme Court of the Australian Capital Territory) relates to property damage caused by detainees at the detention facilities. The notice was given by the Australian government’s insurance provider and did not specify the amount of damages being sought. In August 2007, legal proceedings in this matter were formally commenced when the Company was served with notice of a complaint filed against it by the Commonwealth of Australia seeking damages of up to approximately AUD 18 million or $15.6 million, plus interest. The Company believes that it has several defenses to the allegations underlying the litigation and the amounts sought and intends to vigorously defend its rights with respect to this matter. The Company has established a reserve based on its estimate of the most probable loss based on the facts and circumstances known to date and the advice of legal counsel in connection with this matter. Although the outcome of this matter cannot be predicted with certainty, based on information known to date and the Company’s preliminary review of the claim and related reserve for loss, the Company believes that, if settled unfavorably, this matter could have a material adverse effect on its financial condition, results of operations or cash flows. The Company is uninsured for any damages or costs that it may incur as a result of this claim, including the expenses of defending the claim.
As of September 27, 2009, the Company was in the process of constructing or expanding four facilities representing 4,870 total beds. The Company is providing the financing for three of the four facilities, representing 2,870 beds. Total capital expenditures related to these three projects is expected to be $172.3 million, of which $127.7 million was completed through the thirty-nine weeks ended September 27, 2009. The Company expects to incur at least another $26.6 million in capital expenditures relating to these three owned projects during fiscal year 2009, and the remaining $18.0 million by First Quarter 2010. Additionally, financing for the remaining 2,000-bed facility is being provided for by a third party for state ownership. GEO is managing the construction of this project with total construction costs of $113.8 million, of which $69.3 million has been completed through the thirty-nine weeks ended September 27, 2009, and $44.5 million of which remains to be completed through second quarter 2010.
During the fourth quarter, the Internal Revenue Service (IRS) completed its examination of the Company’s U.S. federal income tax returns for the years 2002 through 2005. Following the examination, the IRS notified the Company that it proposes to disallow a deduction that the Company realized during the 2005 tax year. The Company intends to appeal this proposed disallowed deduction with the IRS’s appeals division and believes it has valid defenses to the IRS’s position. However, if the disallowed deduction were to be sustained on appeal, it could result in a potential tax exposure to the Company of up to $15.4 million. The Company believes in the merits of its position and intends to defend its rights vigorously, including its rights to litigate the matter if it cannot be resolved favorably at the IRS’s appeals level. If this matter is resolved unfavorably, it may have a material adverse effect on the Company’s financial position, results of operations and cash flows.
Contract terminations
Effective June 15, 2009, the Company’s management contract with Fort Worth Community Corrections Facility located in Fort Worth, Texas was assigned to another party. Prior to this termination, the Company leased this facility (lease was due to expire August 2009) and the customer was the Texas Department of Criminal Justice (“TDCJ”). The termination of this contract did not have a material adverse impact on the Company’s financial condition, results of operations or cash flows.
On September 8, 2009, the Company exercised its contractual right to terminate its contracts for the operation and management of the Newton County Correctional Center (“Newton County”) located in Newton, Texas and the Jefferson County Downtown Jail (“Jefferson County”) located in Beaumont, Texas. The Company will manage Newton County and Jefferson County until the contracts terminate effective on November 2, 2009 and November 9, 2009, respectively. The Company does not expect the termination of these contracts to have a material adverse impact on our financial condition, result of operations or cash flows.

14. BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION
Operating and Reporting Segments
The Company conducts its business through four reportable business segments: the U.S. corrections segment; the International services segment; the GEO Care segment; and the Facility construction and design segment. The Company has identified these four reportable segments to reflect the current view that the Company operates four distinct business lines, each of which constitutes a material part of its overall business. The U.S. corrections segment primarily encompasses U.S.-based privatized corrections and detention business. The International services segment primarily consists of privatized corrections and detention operations in South Africa, Australia and the United Kingdom. The GEO Care segment, which is operated by the Company’s wholly-owned subsidiary GEO Care, Inc., comprises privatized mental health and residential treatment services business, all of which is currently conducted in the U.S. The Facility construction and design segment consists of contracts with various state, local and federal agencies for the design and construction of facilities for which the Company has management contracts. Generally, the revenues and assets from the Facility construction and design segment are offset by a similar amount of expenses and liabilities. Disclosures for business segments are as follows (in thousands):

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008
Revenues:
U.S. corrections	$192,606	$177,930	$576,640	$520,029
International services	36,668	33,896	92,217	102,927
GEO Care	27,722	28,794	84,185	89,063
Facility construction and design	37,869	13,485	77,263	74,534

Total revenues	$294,865	$254,105	$830,305	$786,553

Depreciation and amortization:
U.S. corrections	$8,899	$8,542	$26,955	$24,918
International services	376	415	1,039	1,201
GEO Care	341	372	1,068	1,404
Facility construction and design	—	—	—	—

Total depreciation and amortization	$9,616	$9,329	$29,062	$27,523

Operating income (loss):
U.S. corrections	$46,310	$39,743	$130,824	$113,248
International services	1,815	2,423	5,639	7,917
GEO Care	2,746	3,242	9,013	9,279
Facility construction and design	(30)	116	175	312

Operating income from segments	50,841	45,524	145,651	130,756
General and administrative expenses	(15,685)	(16,944)	(49,936)	(51,825)

Total operating income	$35,156	$28,580	$95,715	$78,931

	September 27, 2009	December 28, 2008
Segment assets:
U.S. corrections	$1,182,940	$1,093,880
International services	92,352	69,937
GEO Care	21,232	21,169
Facility construction and design	23,472	10,286

Total segment assets	$1,319,996	$1,195,272

Pre-Tax Income Reconciliation of Segments
The following is a reconciliation of the Company’s total operating income from its reportable segments to the Company’s income before income taxes, equity in earnings of affiliates and discontinued operations, in each case, during the thirteen and thirty-nine weeks ended September 27, 2009 and September 28, 2008, respectively.

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008
Total operating income from segments	$50,841	$45,524	$145,651	$130,756
Unallocated amounts:
General and Administrative Expenses	(15,685)	(16,944)	(49,936)	(51,825)
Net interest expense	(5,309)	(5,431)	(16,978)	(16,087)

Income before income taxes, equity in earnings of affiliates and discontinued operations	$29,847	$23,149	$78,737	$62,844

Asset Reconciliation of Segments
The following is a reconciliation of the Company’s reportable segment assets to the Company’s total assets as of September 27, 2009 and December 28, 2008, respectively.

	September 27, 2009	December 28, 2008
Reportable segment assets:	$1,319,996	$1,195,272
Cash	24,299	31,655
Deferred income tax	21,757	21,757
Restricted cash	35,040	32,697
Assets of discontinued operations	—	7,240

Total assets	$1,401,092	$1,288,621

Sources of Revenue
The Company derives most of its revenue from the management of privatized correctional and detention facilities. The Company also derives revenue from the management of residential treatment facilities and from the construction and expansion of new and existing correctional, detention and residential treatment facilities. All of the Company’s revenue is generated from external customers.

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008
Revenues:
Correctional and detention	$229,274	$211,826	$668,857	$622,956
GEO Care	27,722	28,794	84,185	89,063
Facility construction and design	37,869	13,485	77,263	74,534

Total revenues	$294,865	$254,105	$830,305	$786,553

Equity in Earnings of Affiliate
Equity in earnings of affiliate includes the Company’s joint venture in South Africa, SACS. This entity is accounted for under the equity method of accounting and the Company’s investment in SACS is presented as a component of other non-current assets in the accompanying consolidated balance sheets.
A summary of financial data for SACS is as follows (in thousands):

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008
Statement of Operations Data
Revenues	$10,195	$9,501	$26,836	$27,701
Operating income	3,935	3,621	10,466	10,639
Net income (loss)	1,809	1,378	4,815	4,018

	September 27, 2009	December 28, 2008
Balance Sheet Data
Current assets	$28,465	$18,421
Non-current assets	47,849	37,722
Current liabilities	3,268	2,245
Non-current liabilities	50,898	41,321
Shareholders’ equity	22,148	12,577
As of September 27, 2009 and December 28, 2008, the Company’s investment in SACS was $11.1 million and $6.3 million, respectively. The investment is included in other non-current assets in the accompanying consolidated balance sheets.
15. BENEFIT PLANS
The Company has two non-contributory defined benefit pension plans covering certain of the Company’s executives. Retirement benefits are based on years of service, employees’ average compensation for the last five years prior to retirement and social security benefits. Currently, the plans are not funded. The Company purchased and is the beneficiary of life insurance policies for certain participants enrolled in the plans. There were no significant transactions between the employer or related parties and the plan during the period.
As of September 27, 2009, the Company had non-qualified deferred compensation agreements with two key executives. These agreements were modified in 2002, and again in 2003. The current agreements provide for a lump sum payment when the executives retire, no sooner than age 55. As of September 27, 2009, both executives had reached age 55 and are eligible to receive these payments upon retirement.
The following table summarizes key information related to the Company’s pension plans and retirement agreements. The table illustrates the reconciliation of the beginning and ending balances of the benefit obligation showing the effects during the period attributable to each of the following: service cost, interest cost, plan amendments, termination benefits, actuarial gains and losses. The assumptions used in the Company’s calculation of accrued pension costs are based on market information and the Company’s historical rates for employment compensation and discount rates, respectively.

	September 27, 2009	December 28, 2008
	(in thousands)
Change in Projected Benefit Obligation
Projected benefit obligation, beginning of period	$19,320	$17,938
Service cost	422	530
Interest cost	538	654
Plan amendments	—	—
Actuarial gain	—	246
Benefits paid	(3,300)	(48)

Projected benefit obligation, end of period	$16,980	$19,320

Change in Plan Assets
Plan assets at fair value, beginning of period	$—	$—
Company contributions	3,300	48
Benefits paid	(3,300)	(48)

Plan assets at fair value, end of period	$—	$—

Unfunded Status of the Plan	$(16,980)	$(19,320)

Amounts Recognized in Accumulated Other Comprehensive Income
Prior service cost	51	82
Net loss	2,364	2,551

Accrued pension cost	$2,415	$2,633

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008
Components of Net Periodic Benefit Cost
Service cost	$141	$133	$422	$398
Interest cost	179	163	538	490
Amortization of:
Prior service cost	10	10	31	31
Net loss	62	62	187	187

Net periodic pension cost	$392	$368	$1,178	$1,106

Weighted Average Assumptions for Expense
Discount rate	5.75%	5.75%	5.75%	5.75%
Expected return on plan assets	N/A	N/A	N/A	N/A
Rate of compensation increase	5.00%	5.50%	5.00%	5.50%
In February 2009, the Company announced the retirement of its former Chief Financial Officer, John G. O’Rourke. As a result of his retirement, the Company paid $3.2 million in retirement payments under the executive retirement agreement, representing the discounted value of the benefit as of August 2, 2009, the effective date of retirement, plus a gross up of $1.2 million for certain taxes as specified in the agreement. Including the benefits paid to Mr. O’Rourke in August 2009, the Company expects to pay a total of $3.3 million in the current fiscal year related to its defined benefit pension plans.
16. ACCOUNTING STANDARDS UPDATES
Effective in July 2009, any changes to the source of authoritative U.S. GAAP in the FASB ASC are communicated through an FASB Accounting Standards Update (“FASB ASU”). FASB ASU’s are published for all authoritative U.S. GAAP promulgated by the FASB, regardless of the form in which such guidance may have been issued prior to release of the FASB ASC (e.g., FASB Statements, EITF Abstracts, FASB Staff Positions, etc.). FASB ASU’s are also issued for amendments to the SEC content in the FASB ASC as well as for editorial changes.
The Company implemented the following accounting standards in the thirty-nine weeks ended September 27, 2009:
The Company applies the updated guidance in FASB ASC Business Combinations which clarifies the initial and subsequent recognition, subsequent accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This guidance requires that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value at the acquisition date if it can be determined during the measurement period. If the acquisition-date fair value of an asset or liability cannot be determined during the measurement period, the asset or liability will only be recognized at the acquisition date if it is both probable that an asset existed or liability has been incurred at the acquisition date, and if the amount of the asset or liability can be reasonably estimated. This requirement became effective for the Company as of December 29, 2008, the first day of its fiscal year. Additionally, FASB ASC Business Combinations, applies the concept of fair value and “more likely than not” criteria to accounting for contingent consideration, and pre-acquisition contingencies. On October 1, 2009 the Company’s mental health subsidiary, GEO Care acquired Just Care, a provider of detention healthcare focusing on the delivery of medical and mental health services, for $40.0 million, consistent with the terms of the merger agreement. There were no business combinations in the thirty-nine weeks ended September 27, 2009. The Company will record this transaction in accordance with the updated guidance in FASB ASC Business Combinations. The impact from the adoption of this change did not have a material effect on the Company’s financial condition, results of operations or cash flows.
The Company accounts for its intangible assets in accordance with FASB ASC Intangibles — Goodwill and Other. In April 2008, the FASB issued guidance which amends the factors that must be considered when developing renewal or extension assumptions used to determine the useful life over which to amortize the cost of a recognized intangible asset. This amendment requires an entity to consider its own assumptions about renewal or extension of the term of the arrangement, consistent with its expected use of the asset. This statement is effective for financial statements in fiscal years beginning after December 15, 2008. The impact from the adoption of this change did not have a material effect on the Company’s financial condition, results of operations or cash flows.

The Company applies guidance in FASB ASC Derivatives and Hedging to its qualifying derivative and hedging instruments. In March 2008, the FASB issued guidance to companies relative to disclosures about its derivative and hedging activities which requires entities to provide greater transparency about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments are accounted for under the FASB ASC, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, results of operations and cash flows. This guidance was effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The impact from the adoption of this change did not have a material effect on the Company’s financial condition, results of operations or cash flows.
In addition to these standards, the Company also adopted standards as discussed in Note 1, Note 8, Note 9, Note 10, Note 11 and Note 17.
The following accounting standards have implementation dates subsequent to the period ended September 27, 2009 and as such, have not yet been adopted by the Company:
In June 2009, the FASB issued FAS No. 167, “Amendments to FASB Interpretation No. FIN 46(R)” (SFAS No. 167) which remains authoritative under the new FASB ASC as set forth in the transition guidance found in the FASB ASC Generally Accepted Accounting Principles. FAS No. 167 amends the manner in which entities evaluate whether consolidation is required for VIEs. A company must first perform a qualitative analysis in determining whether it must consolidate a VIE, and if the qualitative analysis is not determinative, must perform a quantitative analysis. Further, FAS No. 167 requires that companies continually evaluate VIEs for consolidation, rather than assessing based upon the occurrence of triggering events. SFAS No. 167 also requires enhanced disclosures about how a company’s involvement with a VIE affects its financial statements and exposure to risks. FAS No. 167 is effective for interim and annual periods beginning after November 15, 2009. The Company does not anticipate that the adoption of this standard will have a material impact on its financial position, results of operations and cash flows.
In August 2009, the FASB issued ASU No. 2009-5, which amends guidance in Fair Value Measurements and Disclosures to provide clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, an entity is required to measure fair value utilizing one or more of the following techniques: (1) a valuation technique that uses the quoted market price of an identical liability or similar liabilities when traded as assets; or (2) another valuation technique that is consistent with the principles of Fair Value Measurements and Disclosures, such as a present value technique. This revised guidance will be effective for the Company’s first reporting period after August 2009, which for the Company would be the fourth quarter of 2009. The Company does not expect ASU No. 2009-5 to have a material impact on its financial position, results of operations or cash flows.
In October 2009, the FASB issued ASU No. 2009-13 which provides amendments to revenue recognition criteria for separating consideration in multiple element arrangements. As a result of these amendments, multiple deliverable arrangements will be separated more frequently than under existing GAAP. The amendments, among other things, establish the selling price of a deliverable, replace the term fair value with selling price and eliminate the residual method so that consideration would be allocated to the deliverables using the relative selling price method. This amendment also significantly expands the disclosure requirements for multiple element arrangements. This guidance will be come effective for the Company prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The Company does not anticipate that the adoption of this standard will have a material impact on its financial position, results of operations or cash flows.

17. SUBSEQUENT EVENTS
In May 2009, the FASB issued new guidance which is now included in FASB ASC Subsequent Events. This guidance introduces the concept of financial statements being available to be issued and requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date as either the date the financial statements were issued or were available to be issued. This standard became effective for the Company in the fiscal quarter ended June 28, 2009 and its implementation did not have a significant impact on the Company’s financial condition, results of operations or cash flows. The Company evaluated all events and transactions that occurred after September 27, 2009 up to November 3, 2009, the date the Company issued these financial statements. During this period, the Company had unrecognizable subsequent events as follows:
Amendments to Senior Credit Facility
On October 5, 2009, and again on October 15, 2009, the Company completed amendments to the Senior Credit Facility through the execution of Amendment Nos. 5 and 6, respectively, to the Amended and Restated Credit Agreement (“Amendment No. 5” and/ or “Amendment No. 6”) between the Company, as Borrower, certain of the Company’s subsidiaries, as Grantors, and BNP Paribas, as Lender and as Administrative Agent. Amendment No. 5 to the Credit Agreement among other things, effectively permitted the Company to issue up to $300.0 million of unsecured debt without having to repay outstanding borrowings on its Senior Credit Facility. Amendment No. 6 to the Credit Agreement, among other things, modified the aggregate size of the credit facility from $240.0 million to $330.0 million (of which $325.0 million will remain through September 2012), extended the maturity of the Revolver to 2012, modified the permitted maximum total leverage and maximum senior secured leverage financial ratios and eliminated the annual capital expenditures limitation. With this amendment, GEO’s Senior Secured Credit Facility is now comprised of a $155.9 million Term Loan bearing interest at LIBOR plus 2.00% and maturing in January 2014 and the $325.0 million Revolver which currently bears interest at LIBOR plus 3.25% and matures in September 2012. As of October 20, 2009, the Company had the ability to borrow approximately $202 million from the excess capacity on the Revolver after considering its debt covenants. Upon the execution of Amendment No. 6, the Company also had the ability to increase its borrowing capacity under the Senior Credit facility by another $200.0 million subject to lender demand, market conditions and existing borrowings.
Tender offer
On October 5, 2009, the Company announced the commencement of a cash tender offer for its $150.0 million aggregate principal amount of 8 1/4% Senior Notes due 2013 (the “Notes”). Holders who validly tender their Notes before the early tender date, which expired at 5:00 p.m. Eastern Standard time on October 19, 2009, received a 103.0% cash payment for their note which included an early tender payment of 3%. Holders who tender their notes after the early tender date, but before the expiration date of 11:59 p.m., Eastern Standard time on November 2, 2009 (“Early Expiration Date”), will receive 100.0% cash payment for their note. Holders of the Notes accepted for purchase will receive accrued and unpaid interest up to, but not including, the applicable payment date. On October 20, 2009, the Company announced the results of the early tender date. Valid early tenders received by the Company represented $130.2 million aggregate principal amount of the Notes which was 86.8% of the outstanding principal balance. The Company settled these notes on October 20, 2009 by paying $136.9 million to the trustee of the 8 1/4% Senior Notes. Also on October 20, 2009, GEO announced the call for redemption for all Notes not tendered by the Expiration Date. The Company financed the tender offer and redemption with the net cash proceeds from its offering of $250.0 million aggregate principal 7 3/4% Senior Notes due 2017, which closed on October 20, 2009. As a result of the tender offer and redemption, the Company will incur a loss of approximately $4.3 million, net of tax, related to the tender premium and deferred costs associated with the Senior 8 1/4% Notes.
7 3/4% Senior Notes Due 2017
On October 20, 2009, the Company completed a private offering of $250.0 million in aggregate principal amount of its 7 3/4% senior unsecured notes due 2017. These senior unsecured notes pay interest semi-annually in cash in arrears on April 15 and October 15 of each year, beginning on April 15, 2010. The Company realized proceeds of $240.1 million at the close of the transaction, net of the discount on the notes of $3.6 million and fees paid to the lenders directly related to the execution of the transaction.
Interest rate swaps
Effective November 3, 2009, the Company executed three interest rate swap agreements (the “Agreements”) in the aggregate notional amount of $75.0 million. The Company has designated these interest rate swaps as hedges against changes in the fair value of a designated portion of the 7 3/4% Senior Notes due 2017 due to changes in underlying interest rates. The Agreements, which have payment, expiration dates and call provisions that mirror the terms of the Notes, effectively convert $75.0 million of the Notes into variable rate obligations. Each of the Swaps has a termination clause that gives the lender the right to terminate the interest rate swaps at fair market value if they are no longer a lender under the Credit Agreement. In addition to the termination clause, the Agreements also have call provisions which specify that the lender can elect to settle the swap for the call option price. Under the Agreements, the Company receives a fixed interest rate payment from the financial counterparties to the agreements equal to 7 3/4% per year calculated on the notional $75.0 million amount, while it makes a variable interest rate payment to the same counterparties equal to the three-month LIBOR plus a fixed margin of between 4.235% and 4.29%, also calculated on the notional $75.0 million amount. Changes in the fair value of the interest rate Swaps are recorded in earnings along with related designated changes in the value of the Notes. A one percent increase in LIBOR would increase our interest expense by $0.8 million.

New contracts
On October 1, 2009, the Company’s wholly-owned Australian subsidiary announced that it had been selected by Corrective Services New South Wales to operate and manage the 823-bed Parklea Correctional Center in Australia. The contract is expected to have a term of five years with one three-year extension option and is expected to generate approximately $26.0 million in annual revenues. The Company expects to begin operating the center on October 31, 2009.
On October 20, 2009, the Company announced a contract award by ICE for the continued management of the company-owned Northwest Detention Center (the “Center”) located in Tacoma, Washington. The Center houses immigration detainees for ICE. The new contract will have an initial term of one year effective October 24, 2009, with four one-year renewal option periods. Under the terms of the new agreement, the contract capacity at the Center will be increased from 1,030 to 1,575 beds, and the transportation responsibilities will be expanded. The new contract is expected to generate approximately $60.0 million in annualized revenues at full occupancy, including the new transportation responsibilities.
Contract termination
In October 2009, the Company received a 60-day notice from the California Department of Corrections and Rehabilitation (“CDCR”) of its intent to terminate the management contract between the Company and the CDCR for the management of the company-owned McFarland Community Correctional Facility. The Company does not expect that the termination of this management contract will have a significant impact on its financial condition, results of operations or cash flows.
18. CONDENSED CONSOLIDATING FINANCIAL INFORMATION
On October 20, 2009, the Company completed an offering of $250.0 million aggregate principal amount of its 7 3/4% Senior Notes due 2017 (the “Original Notes”). The Original Notes were sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States only to non-U.S. persons in accordance with Regulation S promulgated under the Securities Act. In connection with the sale of the Original Notes, the Company entered into a Registration Rights Agreement with the initial purchasers of the Original Notes party thereto, pursuant to which the Company and its Subsidiary Guarantors (as defined below) agreed to file a registration statement with respect to an offer to exchange the Original Notes for a new issue of substantially identical notes registered under the Securities Act (the “Exchange Notes”, and together with the Original Notes, the “Notes”). The Notes are fully and unconditionally guaranteed on a joint and several senior unsecured basis by the Company and certain of its wholly-owned domestic subsidiaries (the “Subsidiary Guarantors”).
The following condensed consolidating financial information, which has been prepared in accordance with the requirements for presentation of Rule 3-10(d) of Regulation S-X promulgated under the Securities Act, presents the condensed consolidating financial information separately for:
(i)	The GEO Group, Inc., as the issuer of the Notes;

(ii)	The Subsidiary Guarantors, on a combined basis, which are guarantors of the Notes;

(iii)	The Company’s other subsidiaries, on a combined basis, which are not guarantors of the Notes (the “Subsidiary Non-Guarantors”);

(iv)	Consolidating entries and eliminations representing adjustments to (a) eliminate intercompany transactions between or among the Company, the Subsidiary Guarantors and the Subsidiary Non-Guarantors and (b) eliminate the investments in the Company’s subsidiaries; and

(v)	The Company and its subsidiaries on a consolidated basis.

CONDENSED CONSOLIDATING BALANCE SHEET
(dollars in thousands)
(unaudited)

	As of September 27, 2009
		Combined	Combined
		Subsidiary	Non-Guarantor
	The GEO Group Inc.	Guarantors	Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$4,134	$127	$20,038	$—	$24,299
Restricted cash	—	—	13,219	—	13,219
Accounts receivable, net	128,274	52,261	44,103	—	224,638
Deferred income tax asset, net	13,332	1,286	2,722	—	17,340
Other current assets, net	3,347	1,984	8,016	—	13,347

Total current assets	149,087	55,658	88,098	—	292,843

Restricted Cash	—	—	21,821	—	21,821
Property and Equipment, Net	429,140	433,422	106,656	—	969,218
Assets Held for Sale	3,083	1,265	—	—	4,348
Direct Finance Lease Receivable	—	—	36,822	—	36,822
Intercompany Receivable	7,958	—	1,654	(9,612)	—
Deferred Income Tax Assets, Net	2,083	2,298	36	—	4,417
Goodwill	34	21,659	646	—	22,339
Intangible Assets, net	—	9,258	2,338	—	11,596
Investment in Subsidiaries	586,118	—	—	(586,118)	—
Other Non-Current Assets	17,848	13,008	6,832	—	37,688

	$1,195,351	$536,568	$264,903	$(595,730)	$1,401,092

Current Liabilities
Accounts payable	$35,476	$11,274	$18,588	$—	$65,338
Accrued payroll & related taxes	6,080	4,787	12,067	—	22,934
Accrued expenses	65,336	4,491	23,060	—	92,887
Current portion of debt	3,678	690	14,818	—	19,186
Intercompany payable	1,654	—	7,958	(9,612)	—

Total current liabilities	112,224	21,242	76,491	(9,612)	200,345

Deferred Income Tax Liability	—	—	14	—	14
Other Non-Current Liabilities	32,565	590	—	—	33,155
Capital Lease Obligations	—	14,601	—	—	14,601
Long-Term Debt	408,579	—	—	—	408,579
Non-Recourse Debt	—	—	102,415	—	102,415
Commitments & Contingencies (Note 13)
Total shareholders’ equity	641,983	500,135	85,983	(586,118)	641,983

	$1,195,351	$536,568	$264,903	$(595,730)	$1,401,092

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Thirty-nine Weeks Ended September 27, 2009
(unaudited)

	For the Thirty-nine Weeks ended September 27, 2009
		Combined	Combined
		Subsidiary	Non-Guarantor
	The GEO Group Inc.	Guarantors	Subsidiaries	Eliminations	Consolidated

Revenues	$454,684	$243,642	$169,856	$(37,877)	$830,305
Operating Expenses	387,486	158,180	147,803	(37,877)	655,592
Depreciation & Amortization	13,343	12,474	3,245	—	29,062
General & Administrative Expenses	26,152	14,014	9,770	—	49,936

Operating Income	27,703	58,974	9,038	—	95,715
Interest Income	163	3	3,354	—	3,520
Interest Expense	(13,976)	(5)	(6,517)	—	(20,498)

Income Before Income Taxes, Equity in Earnings of Affiliates, and Discontinued Operations	13,890	58,972	5,875	—	78,737
Provision for Income Taxes	5,298	22,494	2,532	—	30,324
Equity in Earnings of Affiliates, net of income tax	—	—	2,407	—	2,407

Income from Continuing Operations before Equity in Income of Consolidated Subsidiaries	8,592	36,478	5,750	—	50,820
Equity in Income of Consolidated Subsidiaries, net of income tax	42,228	—	—	(42,228)	—

Income from Continuing Operations	50,820	36,478	5,750	(42,228)	50,820
Loss from Discontinued Operations, net of income tax	(346)	(193)	—	193	(346)

Net Income	$50,474	$36,285	$5,750	$(42,035)	$50,474

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Thirty-nine Weeks Ended September 28, 2008
(unaudited)

	For the Thirty-nine Weeks Ended September 28, 2008
		Combined	Combined
		Subsidiary	Non-Guarantor
	The GEO Group Inc.	Guarantors	Subsidiaries	Eliminations	Consolidated

Revenues	$396,146	$247,644	$177,914	$(35,151)	$786,553
Operating Expenses	349,312	163,148	150,965	(35,151)	628,274
Depreciation & Amortization	11,557	12,181	3,785	—	27,523
General & Administrative Expenses	24,985	15,619	11,221	—	51,825

Operating Income	10,292	56,696	11,943	—	78,931
Interest Income	221	84	5,275	—	5,580
Interest Expense	(14,064)	—	(7,603)	—	(21,667)

Income (Loss) Before Income Taxes, Equity in Earnings of Affiliates, and Discontinued Operations	(3,551)	56,780	9,615	—	62,844
Provision for Income Taxes	(1,352)	21,625	3,343	—	23,616
Equity in Earnings of Affiliates, net of income tax	—	—	2,009	—	2,009

Income (Loss) from Continuing Operations before Equity in Income of Consolidated Subsidiaries	(2,199)	35,155	8,281	—	41,237
Equity in Income of Consolidated Subsidiaries, net of income tax	43,436	—	—	(43,436)	—

Income from Continuing Operations	41,237	35,155	8,281	(43,436)	41,237
Income (Loss) from Discontinued Operations, net of income tax	1,228	87	(176)	89	1,228

Net Income	$42,465	$35,242	$8,105	$(43,347)	$42,465

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
For the Thirty-nine Weeks Ended September 27, 2009
(unaudited)

	For the Thirty-nine Weeks Ended September 27, 2009
		Combined	Combined
		Subsidiary	Non-Guarantor
	The GEO Group Inc.	Guarantors	Subsidiaries	Consolidated
Operating Activities:

Net cash provided by operating activities	$541	$36,599	$42,161	$79,301

Cash Flow from Investing Activities:
Dividend from subsidiary	6,277	—	(6,277)	—
Change in restricted cash	—	—	(1,426)	(1,426)
Capital expenditures	(50,451)	(36,093)	(27,170)	(113,714)

Net cash used in investing activities	(44,174)	(36,093)	(34,873)	(115,140)

Cash Flow from Financing Activities:
Proceeds from long-term debt	41,000	—	—	41,000
Income tax benefit of equity compensation	(19)	—	—	(19)
Debt issuance costs	(358)	—	—	(358)
Termination of interest rate swap agreement	1,719	—	—	1,719
Payments on long-term debt	(10,765)	(509)	(7,212)	(18,486)
Proceeds from the exercise of stock options	383	—	—	383

Net cash provided by (used in) financing activities	31,960	(509)	(7,212)	24,239

Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	4,244	4,244

Net (Decrease) Increase in Cash and Cash Equivalents	(11,673)	(3)	4,320	(7,356)
Cash and Cash Equivalents, beginning of period	15,807	130	15,718	31,655

Cash and Cash Equivalents, end of period	$4,134	$127	$20,038	$24,299

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
For the Thirty-nine Weeks Ended September 28, 2008
(unaudited)

	For the Thirty-nine Weeks Ended September 28, 2008
		Combined	Combined
		Subsidiary	Non-Guarantor
	The GEO Group Inc.	Guarantors	Subsidiaries	Consolidated
Operating Activities:
Net cash provided by operating activities	$31,528	$2,924	$14,782	$49,234

Cash Flow from Investing Activities:
Proceeds from sale of assets	—	1,022	13	1,035
Change in restricted cash	—	29	(106)	(77)
Capital expenditures	(94,457)	(3,398)	(902)	(98,757)

Net cash used in investing activities	(94,457)	(2,347)	(995)	(97,799)

Cash Flow from Financing Activities:
Proceeds from long-term debt	124,000	—	—	124,000
Income tax benefit of equity compensation	713	—	—	713
Debt issuance costs	(1,046)	—	—	(1,046)
Payments on long-term debt	(84,765)	(616)	(7,465)	(92,846)
Proceeds from the exercise of stock options	491	—	—	491

Net cash provided by (used in) financing activities	39,393	(616)	(7,465)	31,312

Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	(537)	(537)

Net (Decrease) Increase in Cash and Cash Equivalents	(23,536)	(39)	5,785	(17,790)
Cash and Cash Equivalents, beginning of period	26,034	135	18,234	44,403

Cash and Cash Equivalents, end of period	$2,498	$96	$24,019	$26,613